Exhibit 99.1

TRANSENTERIX FINALIZES FDA SUBMISSION PROCESS RELATED TO SURGIBOT SYSTEM 510(k) APPLICATION
- Continue to anticipate SurgiBot FDA clearance by the end of the first quarter of 2016 -
- Strengthens balance sheet with $18M of equity raised -

RESEARCH TRIANGLE PARK, N.C. – February 10, 2016 – TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery, today announced the following:

-Completes FDA Response. TransEnterix has successfully completed its response to the U.S. Food and Drug Administration (FDA) related to the pending 510(k) application submitted for clearance of the company’s SurgiBot™ System.
-Strengthens Balance Sheet. Since September 30, 2015, the Company has raised $18 million(1) in net proceeds at an average price of $3.23 per share under its $25 million “at-the-market” (ATM) equity sales facility that was established in February 2015. There is no further availability under this facility. The proceeds from these sales will be utilized to continue to support investments for the commercialization of the ALF-X® system in Europe, as well as the SurgiBot in the United States, following FDA clearance.
-Files New ATM Facility. Following the successful completion of the prior ATM facility, the Company has entered into a new ATM facility that allows it the option to raise up to $43.6 million in equity from time to time through January 2017. The Company has no obligation to sell any shares under this facility.

“We are pleased to have completed our response to the FDA and strengthened our balance sheet,” said TransEnterix President and CEO, Todd M. Pope. “We continue to expect FDA clearance for the SurgiBot System in the first quarter of this year, and our cash position allows us to accelerate our transition to commercializing both the ALF-X and the SurgiBot.”

(1)Includes trades that have been processed but not yet settled as of the date of this press release.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the development and commercialization of the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform, and the commercialization of ALF-X®, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye tracking camera control. The SurgiBot System is not yet available for sale in any market. The ALF-X has been granted a CE Mark but is not available for sale in the US. For more information, visit the TransEnterix website at www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to the SurgiBot System, the ALF-X® System and our current regulatory and commercialization plans for these products. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations, including whether we will achieve clearance for the SurgiBot System from the FDA in the first quarter of this year and whether our cash position allows us to accelerate our transition to commercializing both the ALF-X and the SurgiBot. For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q filed on November 9, 2015 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Media Contact:
Mohan Nathan, 919-765-8400
mnathan@transenterix.com

Investor Contact:
Westwicke Partners
Mark Klausner, 443-213-0501
transenterix@westwicke.com